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                                                                    Exhibit 99.2



                      [William Blair & Company letterhead]



                                                                          , 2000

Dear MCSi Stockholder:

         In connection with the Miami Computer Supply Corporation (MCSi) Subscription Program relating to the Zengine, Inc. public offering, you are receiving:

         -  a letter from Zengine explaining the MCSi Subscription Program, and

         - a copy of Zengine's preliminary prospectus relating to its public offering and the MCSi Subscription Program.

         Please direct any questions regarding the MCSi Subscription Program to MCSi's investor relations line at 1-___-___-____ . Please do not call Zengine with any questions regarding this program. Only MCSi's investor relations line or representatives of MCSi will be able to answer your questions.



                                                Very truly yours,


                                                William Blair & Company